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Exhibit 10.14

AMENDED & RESTATED
FOUNDER'S EMPLOYMENT AGREEMENT

        THIS AMENDED & RESTATED FOUNDER'S EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between HyperSpace Communications, Inc., a Colorado corporation (the "Company"), and John P. Yeros, an individual ("Founder"), effective as of the date ninety (90) days after the effective date of the Company's registration statement of form SB-2, filed with the U.S. Securities and Exchange Commission (the "Effective Date").

RECITALS

        A.    Founder has participated in, and been instrumental to, the formation and organization of the Company by contributing, as a founder, his full time, business skill, knowledge and expertise.

        B.    Recognizing that Founder's continued employment with the Company is essential to its ongoing operations, growth, and success, the Company desires Founder to continue in the employ of the Company.

        C.    The Company desires to retain the services and to continue to employ Founder upon the terms and conditions set forth herein, and Founder desires to continue in the employ of the Company and to provide services to the Company on the terms and conditions set forth herein.

AGREEMENT

        NOW THEREFORE, in consideration of the covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Founder hereby agree as follows:

        1.     Employment. The Company hereby employs Founder, and Founder accepts such employment and agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement.

        2.     Term. The initial term of employment hereunder shall commence on the Effective Date and shall continue for a period of one (1) year from that date. At the end of the initial term of this Agreement, and on each anniversary thereafter, the term of Founder's employment shall be extended automatically for one additional year unless, at least thirty (30) days prior to such anniversary, the Company shall have delivered to the Founder, or the Founder shall have delivered to the Company, written notice that the term of the Founder's employment hereunder will not be extended. The initial term, together with any additional one year terms under this Agreement, are collectively referred to herein as the "Term."

        3.     Position and Duties.

          3.1.  Service with Company. During the Term of this Agreement, Founder agrees to perform those duties described on Exhibit A hereto, and such other reasonable employment duties as are delegated to Founder, from time to time, by the board of directors of the Company (the "Board").

          3.2.  Performance of Duties. Founder covenants and agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention, and effort to the business and affairs of the Company during the Term, provided, however, that the covenants set forth in this Section 3.2 shall not be construed to prohibit Founder from devoting reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the board of directors of the Company, its subsidiaries, or other corporations or entities, so long as such service would not otherwise be prohibited by Section 6 hereof, and/or (c) engaging in charitable or community service activities, including professional organizations, so long as such foregoing activities do not materially interfere with Founder's duties under this Agreement. Founder hereby confirms that he is under no contractual obligation or commitment inconsistent with his obligations set forth in this Agreement, and that during the Term, Founder will not render or perform services for any other corporation, firm, or person, which are inconsistent with the provisions of this Agreement.

        4.     Compensation.

          4.1.  Base Salary. Commencing the Effective Date, as annual compensation for all services rendered or to be rendered by Founder to Company under this Agreement, before all customary payroll deductions, the Company shall pay to Founder an annual base salary of One Hundred Thousand Dollars ($100,000), which salary shall be paid in installments on not less than a monthly basis in accordance with the Company's ordinary payroll policies. The compensation payable to Founder during each subsequent year during the Term shall be established by the Board, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

          4.2.  Incentive Compensation. In addition to the base salary described in Section 4.1 above, Founder shall be eligible to participate in such bonus or incentive compensation plans as may be established by the Board from time-to-time for employees and/or directors of the Company, at the discretion of the Board.

          4.3.  Participation in Benefit Plans. During the Term of this Agreement, Founder shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided, from time-to-time, to other employees and/or directors of the Company of similar authority or position, to the extent that Founder's age, position, or other factors qualify him for such fringe benefits.

          4.4.  Expenses. The Company will pay or reimburse Founder for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment by Founder of appropriate invoices, bills, or receipts in accordance with the Company's ordinary policies for expense reimbursement.

        5.     Confidential Information. Other than for the sole benefit of the Company, during the Term of this Agreement and for a period of three (3) years thereafter, Founder shall not divulge, furnish, or make accessible to anyone or use in any way any confidential or secret knowledge, information, or intellectual property of the Company which Founder has acquired or become acquainted with or will acquire or become acquainted with during the Term, whether developed by himself or by others concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any development or research work of the Company, or any other confidential or proprietary information of the Company (the "Confidential Information"). Founder acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that disclosure or other use of such Confidential Information other than for the sole benefit of the Company would cause irreparable harm to the Company. Both during the Term, and for a period of three (3) years threreafter, Founder shall refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company.

        6.     Non-competition Covenant.

          6.1.  Covenant Not to Compete. Founder agrees that during the Term of this Agreement, and for a period of three (3) years from and after the date of the termination or expiration of this Agreement, Founder shall not, directly or indirectly, engage in competition with the Company in the research, commercial application, or development of internet content acceleration software or technology in any manner or capacity (e.g., as an advisor, principal, agent, consultant, independent contractor, partner, officer, director, control person, stockholder, employee, member of any association, or otherwise).

          6.2.  Geographic Extent of Covenant. The obligations of Founder under Section 6.1 of this Agreement shall apply to any geographic area in which the Company: (a) has engaged in business during the Term of this Agreement through conducting research, production, promotional, sales, or marketing activity, or otherwise, or (b) has otherwise established its goodwill, business reputation, or any customer or supplier relationships.

          6.3.  Limitations on Covenant. The following shall not constitute a breach of this Section 6:

            6.3.1. Ownership by Founder, as a passive investment, of five percent (5%) or less of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market; or

            6.3.2. Founder's engaging in software, telecommunications related, or other business as an employee, consultant, independent contractor, agent, partner, officer, director, control person, stockholder, member of any association or otherwise, provided, however, that such engagement does not compete, directly or indirectly, with the business of the Company conducted at the time of the termination or expiration of this Agreement.

          6.4.  Indirect Competition. Founder further agrees that, during the Term of this Agreement, he will not, directly or indirectly, assist or encourage any other person or entity in carrying out any activity that would be prohibited by the above provisions of this Section 6 if such action were to be carried out by Founder, either directly or indirectly; and, in particular, Founder agrees that he will not, directly or indirectly, induce any employee of the Company to carry out any such activity.

          6.5.  No Interference; Nonsolicitation. Consistent with the provisions of Section 6 of this Agreement, Founder shall not take any action to interfere with the relationships between the Company and its customers. During the three (3) year period following the termination or expiration of this Agreement, Founder shall not directly or indirectly through any person or entity (a) induce or attempt to induce any employee of the Company, or any subsidiary or affiliate to leave the employ of the Company or such subsidiary or affiliate; (b) hire any person who was an employee of the Company or its subsidiaries or affiliates at any time during the six (6) month period prior to such hiring, or (c) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company, or its subsidiaries and affiliates, to withdraw, curtail, or cease doing business with the Company or its subsidiaries and affiliates.

        7.     Intellectual Property.

          7.1.  Disclosure and Assignment. Founder has disclosed, and will promptly disclose, in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, or product, whether or not patentable, made developed, perfected, devised, conceived or first reduced to practice by Founder, either solely or in collaboration with others, prior to and during the Term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices, or techniques of the Company (the "Developments"). Founder, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Founder's right, title, and interest in and to any and all of such Developments.

          7.2.  Future Developments. As to any future Developments made by Founder which relate to the business, products, or practices of the Company that are first conceived or reduced to practice during the Term of this Agreement but which are claimed for any reason to belong to an entity or person other than the Company, Founder will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement.

          7.3.  Further Assurance. Upon request and without further compensation therefor, but at no expense to Founder, and whether during the Term of this Agreement or thereafter, Founder will do all lawful acts, including but not limited to, the execution of papers and lawful oaths, and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

          7.4.  Records. Founder will keep complete, accurate, and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data, and records shall be the property of the Company and upon the Company's request, Founder will promptly surrender the same to the Company, and all copies thereof, upon the conclusion of his employment.

        8.     Termination.

          8.1.  Grounds for Termination. The Company shall have no right to terminate Founder, or otherwise cease to employ Founder under the terms and conditions of this Agreement, prior to the expiration of its Term, or any extension thereof, unless one or more of the following occur:

            8.1.1. Founder dies;

            8.1.2. Founder becomes Disabled (as defined below), so that he cannot perform the essential functions of his position with reasonable accommodation, or

            8.1.3. The Company terminates this Agreement for Cause (as defined below) and notifies Founder in writing of such termination for Cause.

          If this Agreement is terminated pursuant to subsections 8.1.1 or 8.1.2, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection 8.1.3 of this Agreement, such termination shall be effective thirty (30) days after the delivery of the notice of termination. Termination of Founder prior to the expiration of this Agreement for any reason other than pursuant to subsections 8.1.1, 8.1.2, or 8.1.3, shall be deemed a termination "Without Cause."

          8.2.  Cause. For the purposes of this Section 8 of the Agreement "Cause" shall be defined only as follows:

            8.2.1. Founder has breached the provisions of Sections 5, 6, or 7 of this Agreement in any material respect; or

            8.2.2. Founder has committed fraud, misappropriation, or embezzlement in connection with the Company's business;

            8.2.3. Founder has voluntarily resigned, for a reason other than the Company's material breach of this Agreement, without just cause, or engaged in willful and material misconduct, including willful and material failure to perform Founder's duties as an employee of the Company and has failed to cure such willful and material misconduct within thirty (30) days after delivery of written notice of such willful and material misconduct;

          8.3.  Termination for Cause. In the event the Company terminates Founder's employment for Cause, pursuant to this Section 8, Founder shall have twenty (20) days after receipt of such written notice of termination to object in writing to the Company's determination that there exists Cause for termination. If Founder fails to object to any such determination of Cause in writing within such twenty (20) day period, he shall be deemed to have waived his right to object to the Company's determination that Cause exists.

          8.4.  Effect of Termination. Upon the lawful termination or expiration of this Agreement, Founder, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement that by their terms survive the termination or expiration of this Agreement for the periods of time explicitly set forth herein.

          8.5.  Disability. As used in this Agreement, the term "Disability" or "Disabled" means any mental or physical condition which renders Founder unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days during any three hundred sixty five (365) day period.

          8.6.  Surrender of Property. Upon termination of his employment with the Company, Founder shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, computers, reports, data, tables, calculations, or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices, or techniques of the Company, and all other property, trade secrets, Confidential Information, Developments, or other intellectual property of the Company, including but not limited to, all documents, files, computers, or data that in whole or in part contain any intellectual property, trade secrets, Confidential Information, or Developments of the Company, which are in Founder's possession or control, and all copies thereof.

          8.7.  Wage Continuation.

            8.7.1. If Founder's employment is terminated pursuant to subsection 8.1.1 of this Agreement (i.e., due to death), the Company shall continue to provide health and medical benefits to the Founder's dependents (if such dependents were covered by the Company's health and medical benefits plan immediately prior to Founder's death and termination pursuant to subsection 8.1.1) for the longer of (a) the remaining Term or (b) thirty six (36) months from the termination of Founder's employment pursuant to subsection 8.1.1.

            8.7.2. If Founder's employment is terminated by the Company pursuant to subsection 8.1.2 of this Agreement (i.e., due to Disability), the Company shall continue to pay to Founder his base salary and shall continue to provide health and medical insurance benefits to Founder and his dependants under any benefit program of the Company through the later to occur of (a) the remaining Term, or (b) eighteen (18) months from the termination of Founder's employment pursuant to subsection 8.1.2 of this Agreement.

            8.7.3. If this Agreement is terminated pursuant to subsection 8.1.3 (i.e., voluntary resignation; material failure to perform duties), all of Founder's right to compensation under this Agreement, other than for services already rendered, shall immediately terminate except as otherwise provided by applicable law.

          8.8.  Termination Without Cause. In the event Company terminates Founder Without Cause, Company shall:

            8.8.1. immediately pay to Founder the base salary due Founder for the unexpired Term of this Agreement plus an additional eighteen (18) months;

            8.8.2. continue to provide health and medical insurance benefits to Founder under applicable benefit programs of the Company as if Founder had not been terminated through the earlier to occur of (a) the unexpired Term of this Agreement plus eighteen (18) months, or (b) the enrollment of Founder, at Founder's election, into a separate health and medical insurance benefit program;

            8.8.3. the Company shall purchase from Founder, at Founder's option (which option shall be exercised, if at all, in Founder's sole and absolute discretion, not later than ninety (90) days after the date of Founder's termination Without Cause by the Company), all the shares of stock of the Company of any class or kind held by Founder. Such shares shall be purchased by the Company at the fair market value (the "FMV") of such shares, which FMV shall be determined either by reference to an average of the open and close price reported for the Company's common stock for the five (5) days preceding Founder's termination if the Company's stock is publicly traded; or by a disinterested third party appraiser, reasonably acceptable to both the Company and Founder, with experience in the valuation of computer software/services companies (the "Appraiser"), if the Company's common stock is not publicly traded. Such purchase shall be completed not later than thirty (30) days after determination of the FMV. All costs of such appraisal and purchase of the Founder's shares shall be borne and paid by the Company, including but not limited to the reasonable attorney's fees of one attorney of Founder's choice retained by Founder to represent Founder in connection with the termination of Founder's employment hereunder;

            8.8.4. the obligations of Founder to the Company under Sections 5, 6, and 7 shall cease to be applicable to Founder, and Founder shall no longer be bound by the obligations set forth in such Sections of this Agreement;

            8.8.5. The express contractual remedies set forth above in this subsection 8.8 are in addition to all other remedies that may be available to Founder at law or in equity.

            8.8.6. In the event of a dispute arising in connection with the enforcement of the provisions of subsection 8.8 of this Agreement, in the event the Founder prevails in such a dispute, the Company shall pay the reasonable attorney's fees and other costs incurred by Founder in connection with the resolution of such dispute, whether by litigation, arbitration, settlement or otherwise.

        9.     Resolution of Certain Claims—Injunctive Relief. Founder agrees and acknowledges that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5, 6, 7, and 8.6 of this Agreement by applying for and obtaining temporary or permanent restraining orders or injunctive relief from a court of competent jurisdiction without the necessity of filing a bond therefor.

        10.   Miscellaneous.

          10.1.   Capitalized Terms. Capitalized terms shall have the meanings set forth herein.

          10.2.   Integration. This Agreement contains the entire agreement of the parties relating to the employment of Founder by the Company and the terms and conditions thereof, and supersedes all prior agreements and understandings with respect to such matters; the parties hereto acknowledge and agree that they have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

          10.3.   Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and the remainder of this Agreement shall be unaffected and shall continue in full force and effect. Provided, however, should the duration, geographical extent of, or business activity constrained by any limitation or restriction set forth in this Agreement be in excess of that which is valid and enforceable under applicable law, then such limitation or restriction shall be construed to cover only the maximum duration or extent, or those activities which may be lawfully, validly, and enforceably limited or restricted by agreement.

          10.4.   Governing Law; Venue. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Colorado without regard to its choice of law principles to the contrary. Each party hereby irrevocably consents to the jurisdiction and venue of the state and federal courts located in the City and County of Denver, Colorado, and all applicable appellate courts, in connection with any action to interpret or enforce, or otherwise arising out of or relating to, this Agreement. Further, neither party will bring or become party to any action to interpret or enforce, or arising out of or otherwise relating to, this Agreement, other than in the state and federal courts located in the City and County of Denver, Colorado.

          10.5.   Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

          10.6.   No Waiver. The waiver by any party to this Agreement of any breach, or the failure of any party to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive that party's rights thereafter to enforce and/or compel strict compliance by the breaching party with any term or condition of this Agreement.

          10.7.   Assignment. This Agreement shall not be assignable, in whole or in part, by any of the parties hereto without the written consent of the other party, except that the Company may assign its rights and obligations under this Agreement to any corporation, firm, or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets.

          10.8.   Notices. Any notice required or permitted to be given by a party hereto shall be deemed validly given if personally delivered, mailed via first class mail, postage prepaid, or sent via overnight courier that insures next day delivery, such as Federal Express, and addressed as follows:

    If to Founder:

      John P. Yeros
      9763 S. Tall Grass Cir.
      Lone Tree, CO 80124

    If to Company:

      Hyperspace Communications, Inc.
      8480 E. Orchard Rd., Suite 6600
      Greenwood Village, Colorado 80111
      Attn: Board of Directors

  A party hereto may from time-to-time notify the other party, in writing, of a new address to which notices to that party shall thereafter be given. Any notice given in accordance with this Section 10.8, shall be deemed effective, whether or not received, (a) when personally delivered, (b) three (3) days after deposit with the U.S. postal service if mailed, and (c) one (1) day after deposit with an overnight courier for next day delivery.

          10.9.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one entire instrument and agreement.

          10.10.   Captions and Headings. The captions and Section headings used in the Agreement are for convenience and reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Founder and the Company have executed this Agreement effective as of the day and year first set forth above.

"Founder"
John P. Yeros
"Company"
HyperSpace Communications, Inc., a Colorado corporation
By:
Name:

Title:

Exhibit A

HyperSpace Communications, Inc.—Chairman's Role:

        On the broadest level, the Chairman of the Board of Directors provides overall leadership to both internal and external constituents of the Company. In this revised capacity, the Chairman will have primary responsibility for the oversight of all central corporate compliance functions and accountabilities. In addition, he shall have a significant role in executing the following duties and responsibilities on a daily basis:

  •
  Maintaining state-of-the-art corporate governance policies and standards, including clear and disciplined adherence to all relevant Sarbanes/Oxley guidelines.

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  Developing a clear public relations strategy for the Company, including any/all primary interfaces with external agencies, legal and governmental resources, and the press/media.

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  Taking primary responsibility for all shareholder communications, including relevant and periodic Chairman's Letters to keep HCI stakeholders fully informed of business matters.

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  Managing, coaching and supervising the various activities and strategies designed by the President & CEO, including relevant personnel matters and decisions.

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  Interfacing with corporate Board members and relevant Advisory Board members to enhance the overall effectiveness of a coordinated team of HCI insiders and outsiders.

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  Taking primary responsibility for all investor fund-raising and financing alternatives, including direct interfacing with key individual investors, investment banking resources and the Company's business banking professionals.

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  Participating, as appropriate and relevant, in internal discussions/matters that revolve around strategy development, business partner development and corporate policies.

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  Participating, at the behest and direction of the President & CEO, in managing and facilitating any/all critical business relationships with customers, suppliers and business partners.

  •
  Serving as a sounding board to the President & CEO in any/all matters deemed relevant and appropriate by the President & CEO.

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AMENDED & RESTATED FOUNDER'S EMPLOYMENT AGREEMENT